                                                                     Exhibit 3.1

                             AMENDED AND RESTATED

                           ARTICLES OF INCORPORATION

                                      OF

                             FISHER COMPANIES INC.


                                   ARTICLE I
                                   ---------

                                     Name
                                     ----

The name of the corporation is FISHER COMPANIES INC.

                                  ARTICLE II
                                  ----------

                                Capitalization
                                --------------

The number of shares of stock which the corporation is authorized to issue is 12,000,000, all of which are one class of a par value of $2.50 each, and all of which are common stock.

                                  ARTICLE III
                                  -----------

                              Stockholder Rights
                              ------------------

The stockholders of the corporation do not have preemptive rights to acquire proportional amounts of the corporation's unissued shares upon the decision of the Board of Directors to issue them.

                                  ARTICLE IV
                                  ----------

                              Board of Directors
                              ------------------

Section 1.  The Board of Directors shall consist of not fewer than 9 nor more
---------
than 19 individuals. The exact number shall be fixed by the Bylaws and may be changed from time to time by amending such Bylaws as provided in the Bylaws.

Section 2.  The Board of Directors shall be divided into three classes: Class 1,
---------
Class 2 and Class 3. Each such Class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. In no event shall a Class be comprised of fewer than 3 directors. Each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which such director was elected; provided, however, that each initial director in Class 1 shall hold office until the annual meeting of stockholders in 1997; each initial director in Class 2 shall hold office until the annual meeting of stockholders in

1998; and each initial director in Class 3 shall hold office until the annual meeting of stockholders in 1999.

Section 3.  In the event of an increase or decrease in the authorized number of
---------
directors, (a) each director then serving as such shall nevertheless continue as a director of the Class in which he or she is a member until the expiration of his or her current term, or his or her earlier resignation, removal from office or death, and (b) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three Classes of directors so as to maintain such Classes as nearly equal as possible.

                                   ARTICLE V
                                   ---------

                 Director Standard of Care and Indemnification
                 ---------------------------------------------

Section 1.  The personal liability of an existing or former director or officer-
---------
director to the corporation or its stockholders, or to a subsidiary corporation or its stockholders, for monetary damages for conduct as a director or officer-director is hereby eliminated, provided that such liability shall not be eliminated for acts or omissions that involve intentional misconduct or a knowing violation of law, for conduct violating RCW (S) 23B.08.310, or for any transaction from which the existing or former director or officer-director will personally receive a benefit in money, property, or services to which such person is not legally entitled.

Section 2.  The corporation shall indemnify an existing or former director or
---------
officer-director made a party to a proceeding by reason of the fact that such person is or was a director or officer-director and obligate itself to advance or reimburse expenses incurred in any such proceeding, all without regard to the limitations in RCW (S)(S) 23B.08.510 through 23B.08.550 and in RCW (S) 23B.08.560(2), provided that no such indemnity, advance or reimbursement shall be provided from or on account of (a) acts or omissions finally adjudged to be intentional misconduct or a knowing violation of law, (b) conduct finally adjudged to be in violation of RCW (S) 23B.08.310, or (c) any transaction with respect to which it was finally adjudged that such person personally received a benefit in money, property, or services to which such person was not entitled.

Section 3.  The Board of Directors, by resolution adopted at any regular or
---------
special meeting, shall make provisions in the corporation's Bylaws for the matters set forth in this Article V.


                                     /s/ William W. Krippaehne, Jr.
                                     ------------------------------
                                     William W. Krippaehne, Jr.
                                     President and CEO

                                       2